EXHIBIT 99.1
ALTRA HOLDINGS, INC., ANNOUNCES REVISED RESULTS FOR THE
SECOND QUARTER 2007
QUINCY, MA — August 13, 2007
Altra Holdings, Inc. (NASDAQ: AIMC), announced certain revisions to its unaudited financial results for the second quarter and six months ended June 30, 2007 related to a decrease in cost of goods sold in connection with a non-cash inventory purchase accounting adjustment associated with its recent acquisition of TB Wood’s. The revisions were the result of the Company’s continuing work to finalize the purchase accounting for the TB Wood’s acquisition. The revision resulted in an increase in gross profit and operating income of $2.1 million for both the second quarter and six months ended June 30, 2007 from that which the Company previously reported on July 26, 2007. Net income increased $1.4 million for both the second quarter and six months ended June 30, 2007 from amounts previously reported. Fully diluted earnings per share increased $.06 for both the second quarter and six months ended June 30, 2007 from amounts previously reported. Recurring diluted earnings per share of $.31 for the second quarter and $.60 for the six months ended June 30, 2007 remained unchanged from amounts previously reported.

	(Unaudited)		(Unaudited)
	Quarter Ended		Year to Date Ended
Statement of Operations Data:	Previously Reported	Revised	Previously Reported	Revised
In Thousands of Dollars	June 30, 2007	June 30, 2007	June 30, 2007	June 30, 2007
Net sales	$163,142	$163,142	$295,848	$295,848
Cost of sales	119,369	117,238	214,027	211,896

Gross profit	43,773	45,904	81,821	83,952
Selling, general & operating expenses	27,267	27,267	49,388	49,388
Restructuring charges	198	198	991	991

Operating income	16,308	18,439	31,442	33,573
Interest expense, net	10,692	10,692	19,840	19,840
Other expense (income), net	123	123	76	76

Income before taxes	5,493	7,624	11,526	13,657
Income taxes	2,045	2,803	4,310	5,068

Net income	$3,448	$4,821	$7,216	$8,589

Net Income per share:

Basic	$0.15	$0.22	$0.33	$0.39
Diluted	$0.15	$0.21	$0.31	$0.37

Weighted Average common shares outstanding

Basic	22,250	22,250	22,066	22,066
Diluted	23,268	23,268	23,075	23,075

	(Unaudited)
Balance Sheet Data:	Previously Reported	Revised
In Thousands of Dollars	June 30, 2007	June 30, 2007
Assets:
Cash and cash equivalents	$34,376	$34,376
Trade Receivables, net	92,706	$92,706
Inventories, net	104,287	$106,418
Property, plant and equipment, net	116,380	$116,380

Liabilities:
Current liabilities	$80,761	$81,519
Long-term debt	$321,341	$321,341

Stockholders’ equity	$137,322	$138,695

	(Unaudited)		(Unaudited)
	Quarter Ended		Year to Date Ended
	Previously Reported	Revised	Previously Reported	Revised
Other Financial Data:	June 30, 2007	June 30, 2007	June 30, 2007	June 30, 2007
Depreciation & amortization	$6,067	$6,067	$10,532	$10,532
Non cash inventory step up costs	$2,782	$651	$2,782	$651
Capital expenditures	$3,215	$3,215	$4,249	$4,249
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multi-national designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in nine countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company’s expectations or assumptions. These expectations and assumptions, as well as the company’s future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are described from time to time in the company’s Securities and Exchange Commission reports and other filings, including but not limited to the risks described in the Registration Statement on Form S-1 filed on June 4, 2007. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
SOURCE: Altra Holdings documents
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com